Exhibit 10.42

FORM OF INSURANCE MATTERS AGREEMENT

This Insurance Matters Agreement is dated as of the [            ] day of [            ], 2012, by and between Blyth, Inc., a Delaware corporation (“Blyth”) and ViSalus, Inc., a Nevada corporation (“ViSalus”). Blyth and ViSalus are sometimes referred to herein separately as a “Party” and together as the “Parties.” Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Article I hereof.

RECITALS

WHEREAS, Blyth and ViSalus currently contemplate that ViSalus will make an initial public offering (the “IPO”);

WHEREAS, in connection therewith, the parties are entering into the Master Transaction Agreement, dated as of the date hereof (the “Transaction Agreement”) to set forth the principal arrangements between Blyth and ViSalus regarding their relationship from and after the consummation of the IPO (as defined below);

WHEREAS, Blyth maintains insurance coverage under the Blyth Insurance Policies (as defined below) for the ViSalus Entities (as defined below); and

WHEREAS, following consummation of the IPO, ViSalus desires that Blyth continue to maintain insurance coverage for the ViSalus Entities under the Blyth Insurance Policies, as more fully set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Blyth and ViSalus, intending to be legally bound, for themselves and their respective successors and assigns, hereby mutually covenant and agree as follows:

ARTICE I

DEFINITIONS

Section 1.01 Definitions. (a) As used in this Agreement, the following terms shall have the following meanings, applicable both to the singular and the plural forms of the terms described:

“Agreement” means this Insurance Matters Agreement, together with the schedules and exhibits hereto, as the same may be amended and supplemented from time to time in accordance with the provisions hereof.

“Blyth Entities” means Blyth and its Subsidiaries (other than the ViSalus Entities), and “Blyth Entity” means any of Blyth and its Subsidiaries (other than the ViSalus Entities) in place on the date hereof and any entity which becomes a Subsidiary of Blyth (other than any ViSalus Entity) after the date hereof.

“Contract” means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment that is binding on any Person or any part of such Person’s property under applicable law.

“Insurance Policies” means insurance policies pursuant to which a Person makes a true risk transfer to an insurer.

“Insurance Proceeds” means those monies: (a) received by an insured from an insurance carrier; or (b) paid by an insurance carrier on behalf of the insured; or (c) from Insurance Policies.

“Insured ViSalus Liability” means any ViSalus Liability to the extent that (i) it is covered under the terms of the Blyth Insurance Policies in effect prior to the end of the Insurance Transition Period, and (ii) ViSalus is not a named insured under, or otherwise entitled to the benefits of, such Insurance Policies.

“IPO Date” means the date on which the IPO is consummated.

“Liabilities” means all debts, liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including, without limitation, whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.

“Master Transaction Agreement” means the Master Transaction Agreement between the Parties dated as of the [    ] day of [            ], 2012.

“Person” means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, government (including any department or agency thereof) or other entity.

“Schedule I” means the first Schedule attached hereto which lists the Insurance Policies to be maintained by Blyth on behalf of or for the ViSalus Entities and premium expenses and/or the methodology for calculating the premium expenses to be paid by ViSalus for insurance coverage under such Insurance Policies.

“Schedule II” means the second Schedule attached hereto which lists the Insurance Policies acquired and currently maintained by ViSalus or the ViSalus Entities with the assistance of Blyth.

“Subsidiary” means, as to any Person, a corporation, limited liability company, joint venture, partnership, trust, association or other entity in which such Person: (1) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (A) the total combined voting power of all classes of voting securities of such entity, (B) the total combined equity interests, or (C) the capital or profits interest, in the case of a partnership; or (2) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“ViSalus Business” means the business of marketing personal health product, including branded weight-management products, nutritional supplements and energy drinks, direct to customers in the United States and Canada, and, following the IPO Date, such other business as is conducted by ViSalus and described in its periodic filings with the U.S. Securities and Exchange Commission.

“ViSalus Entities” means ViSalus, Inc. and its Subsidiaries from time to time, and “ViSalus Entity” means any one of the ViSalus Entities.

“ViSalus Liabilities” has the meaning set forth in the Master Transaction Agreement.

(a) Each of the following terms is defined in the Section set forth opposite such term:

TERM	SECTION
Blyth	Preamble
Blyth Indemnified Person	2.08
Blyth Insurance Policies	2.01(a)
Initial Term	4.01
Insurance Transition Period	2.01(a)
IPO	Preamble
Parties	Preamble
Party	Preamble
ViSalus Covered Parties	2.01(a)
ViSalus	Preamble

Section 1.02 Internal References. Unless the context indicates otherwise, references to Articles, Sections and paragraphs shall refer to the corresponding articles, sections and paragraphs in this Agreement and references to the parties shall mean the parties to this Agreement.

ARTICE II

INSURANCE MATTERS

Section 2.01 ViSalus Insurance Coverage During Transition Period.

(a) As of the date hereof, Blyth maintains insurance coverage under the Insurance Policies listed in Part (a) of Schedule I that cover and are for the benefit of, among others, the ViSalus Entities and their respective directors, officers and employees (collectively, the “ViSalus Covered Parties”). Throughout the period beginning on the IPO Date and ending upon the termination or expiration of this Agreement in accordance with its terms (the “Insurance Transition Period”), Blyth shall continue to maintain Insurance Policies covering and for the benefit of the ViSalus Covered Parties which are comparable to those maintained generally by Blyth covering the ViSalus Covered Parties as of the date hereof (each individually a “Blyth Insurance Policy”; collectively, the “Blyth Insurance Policies”).

(b) ViSalus shall pay or reimburse Blyth, as the case may be, for the ViSalus Covered Parties’ pro rata portion of the premium expenses, deductibles or retention amounts,

and any other costs and expenses which Blyth may incur in connection with the Insurance Policies covering and for the benefit of the ViSalus Covered Parties maintained by Blyth pursuant to this Section 2.01, including but not limited to any subsequent premium adjustments. The ViSalus Covered Parties’ pro rata share of such costs and expenses shall be calculated and paid as set forth in Part (b) of Schedule I. Blyth shall provide to ViSalus reasonable advance written notice of any premium increase or other material change to any Blyth Insurance Policies. Upon any such notice, ViSalus shall have the right to decline to pay for coverage for any such Blyth Insurance Policy and to decline to have any such costs allocated to the ViSalus Entities. Upon ViSalus’s notice of its exercise of such right, the parties shall promptly modify Schedule I and any other agreements accordingly to remove such obligation to pay or to bear such allocation.

Section 2.02 Cooperation; Payment of Insurance Proceeds to ViSalus; Agreement Not to Release Carriers. Subject to the provisions of Section 3.4 of the Master Transaction Agreement, each Party shall share such information as is reasonably necessary in order to permit the other Party to manage and conduct its insurance matters in an orderly fashion. Blyth, at the request of ViSalus, shall cooperate with and use its reasonable best efforts to assist ViSalus in recovering Insurance Proceeds under the Blyth Insurance Policies for claims relating to the ViSalus Business, the assets of ViSalus or ViSalus Liabilities, whether such claims arise under any Contract or agreement, by operation of law or otherwise, existing or arising from any past acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed before the IPO Date, on the IPO Date or during the Insurance Transition Period, and Blyth shall promptly pay any such recovered Insurance Proceeds to ViSalus. Neither Blyth nor ViSalus, nor any of their respective Subsidiaries, shall take any action which would intentionally jeopardize or otherwise interfere with the other Party’s ability to collect any proceeds payable pursuant to any Insurance Policy. Except as otherwise contemplated by this Agreement or any other agreement between the Parties, with effect from the IPO Date neither Blyth nor ViSalus (and each Party shall ensure that no affiliate of such Party), without the consent of the other Party (such consent not to be unreasonably withheld), shall provide any insurance carrier with a release, or amend, modify or waive any rights under any such policy or agreement, if such release, amendment, modification or waiver would adversely affect any rights or potential rights of the other Party (or its Subsidiary) thereunder. However, nothing in this Section 2.02 shall (A) preclude any Blyth Entity or any ViSalus Entity from presenting any claim or from exhausting any policy limit or (B) require any Blyth Entity or any ViSalus Entity to pay any premium or other amount or to incur any Liability.

Section 2.03 ViSalus Insurance Coverage After the Insurance Transition Period. After the expiration of the Insurance Transition Period, ViSalus shall be responsible for obtaining and maintaining Insurance Policies in respect of the ViSalus Entities’ risk of loss and such insurance arrangements shall be separate and apart from Blyth’s Insurance Policies; provided that nothing herein shall be deemed to be a relinquishment of any rights of a ViSalus Covered Party under any Blyth Insurance Policies written on an occurrence basis arising prior to the termination of the Insurance Transition Period.

Section 2.04 Deductibles and Self-Insured Obligations. ViSalus shall reimburse Blyth for all amounts necessary to exhaust or otherwise to satisfy all applicable self-insured retentions,

amounts for fronted policies, deductibles and retrospective premium adjustments and similar amounts not covered by Blyth Insurance Policies in connection with Insured ViSalus Liabilities to the extent that Blyth is required to pay any such amounts.

Section 2.05 Procedures with Respect to Insured ViSalus Liabilities.

(a) ViSalus shall reimburse Blyth for all amounts reasonably incurred by Blyth in pursuing insurance recoveries from Blyth Insurance Policies in respect of Insured ViSalus Liabilities covered by such policies.

(b) The defense of claims, suits or actions giving rise to potential or actual Insured ViSalus Liabilities shall be managed (in conjunction with Blyth’s insurers, as appropriate) by Blyth in consultation with ViSalus.

Section 2.06 Cooperation. Blyth and ViSalus shall cooperate with each other in all respects, and shall execute any additional documents which are reasonably necessary, to effectuate the provisions of this Article II.

Section 2.07 No Assignment or Waiver. This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any Blyth Entity in respect of any Insurance Policy or any other contract or policy of insurance.

Section 2.08 No Liability. ViSalus does hereby, for itself and as agent for each other ViSalus Entity, agree that no Blyth Entity or their respective directors, officers, agents, and employees (each, a “Blyth Indemnified Person”) shall have any Liability whatsoever as a result of the insurance policies and practices of Blyth and its Subsidiaries as in effect at any time prior to the end of the Insurance Transition Period, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, or the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise, except for Liabilities resulting from any Blyth Entity’s or Blyth Indemnified Person’s gross negligence, bad faith or willful misconduct.

Section 2.09 Additional or Alternate Insurance. Notwithstanding any other provision of this Agreement, during the Insurance Transition Period, Blyth and ViSalus shall work together to evaluate insurance options and secure additional or alternate insurance for ViSalus and/or Blyth if desired by and cost effective for ViSalus and Blyth, as determined by the mutual consent of the Parties. Nothing in this Agreement shall be deemed to restrict any ViSalus Entity from acquiring at its own expense any other Insurance Policy in respect of any Liabilities or covering any period.

Section 2.10 Further Agreements. The Parties acknowledge that they intend to allocate financial obligations without violating any laws regarding insurance, self-insurance or other financial responsibility. If it is determined that any action undertaken pursuant to this Agreement or any related agreement is violative of any insurance, self-insurance or related financial responsibility law or regulation, the Parties agree to work together to do whatever is necessary to comply with such law or regulation while trying to accomplish, as much as possible, the allocation of financial obligations as intended in this Agreement or any such related agreement.

Section 2.11 ViSalus Insurance Policies. Prior to the IPO Date, Blyth has provided assistance to the ViSalus Entities in acquiring and maintaining certain Insurance Policies that cover and are for the benefit of, among others, the ViSalus Entities and their respective directors, officers and employees, and it is the intention of the Parties that Blyth shall continue to provide such assistance to the ViSalus Entities following the IPO Date. A current list of such ViSalus acquired Insurance Policies is set forth in Schedule II hereto. Certain of such Insurance Policies may now or in the future cover and be for the benefit of the Blyth Entities and their respective directors, officers and employees, in which case the provisions of this Agreement shall, with respect to such Insurance Policies, be applicable, mutatis mutandis, to ViSalus, as if it were Blyth, and to Blyth, as if it were ViSalus, et cetera.

ARTICE III

INDEMNIFICATION

Section 3.01 Blyth agrees to indemnify and hold harmless each ViSalus director, officer, agent and employee from and against any damages related to, and to reimburse each such individual for all reasonable expenses as they are incurred in connection with investigating, preparing, or defending, any action arising out of or related to the gross negligence, bad faith or willful misconduct of any Blyth Indemnified Person in connection with this Agreement.

ARTICE IV

TERM AND TERMINATION

Section 4.01 Term. Except as otherwise provided in this Article IV or as otherwise agreed in writing by the Parties, (a) this Agreement shall have an initial term of one year commencing as of the date hereof (the “Initial Term”), and will be renewed automatically thereafter for successive one year terms unless either Party elects not to renew this Agreement by notice in writing to the other Party not less than one hundred and twenty (120) days prior to the end of any term, and (b) Blyth’s obligation to provide coverage to the ViSalus Entities under the Blyth Insurance Policies, and ViSalus’ obligation to pay or reimburse Blyth, as the case may be, for premium expenses, deductibles or retention amounts, and any other costs and expenses which Blyth may incur in connection with the insurance coverage shall cease as of the applicable date determined in accordance with this Article IV.

Section 4.02 Termination. Either Party may terminate this Agreement at any time if the other Party shall have failed to perform any of its material obligations under this Agreement, such Party shall have notified the other Party in writing of such failure, and such failure shall have continued for a period of at least thirty (30) days after receipt by the other Party of written notice of such failure, effective as of such 30th day.

Section 4.03 Effect of Termination. Other than as required by law, upon the effective date of the termination of this Agreement pursuant to Section 4.02, or upon termination of this Agreement in accordance with its terms, Blyth shall have no further obligation to provide coverage under the Blyth Insurance Policies in respect of the ViSalus Covered Parties and

ViSalus shall have no obligation to pay for any premium expenses, deductibles or retention amounts, and any other costs and expenses which Blyth may incur in connection with such Insurance Policies or to make any other payments hereunder; provided that, notwithstanding such termination, (i) except to the extent that Blyth allocates a portion of its insurance costs to the ViSalus Entities, ViSalus shall remain liable to Blyth for the ViSalus Covered Parties’ pro rata portion of those premium expenses, deductibles or retention amounts owed, and any other costs and expenses which Blyth has incurred in connection with Blyth Insurance Policies that cover and are for the benefit of the ViSalus Covered Parties arising prior to the effective date of such termination; and (ii) the provisions of Section 2.08, Article III, this Article IV and Article V shall survive any such termination indefinitely.

ARTICE V

MISCELLANEOUS

Section 5.01 Other Agreements. In the event there is any inconsistency between the provisions of this Agreement and the respective provisions of the Master Transaction Agreement, the provisions of this Agreement shall govern.

Section 5.02 No Agency. Nothing in this Agreement shall constitute or be deemed to constitute a partnership or joint venture between the Parties hereto or constitute or be deemed to constitute any Party the agent or employee of the other Party for any purpose whatsoever, and neither Party shall have authority or power to bind the other Party or to contract in the name of, or create a liability against, the other Party in any way or for any purpose.

Section 5.03 Force Majeure.

(a) For purposes of this Section 5.03, “Force Majeure” means an event beyond the control of either Party, which by its nature could not have been foreseen by such Party, or, if it could have been foreseen, was unavoidable, and includes without limitation, any riot, war, public disturbance, strike, lockout, labor dispute, explosion, storm, flood, acts of God, major breakdown or failure of transportation, manufacturing, distribution or storage facilities, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) and failure of energy sources.

(b) Continued provision of insurance coverage for the benefit of the ViSalus Covered Parties pursuant to the Blyth Insurance Policies may be suspended immediately to the extent caused by Force Majeure. The Party claiming suspension of such insurance coverage due to Force Majeure will give prompt notice to the other of the occurrence of the event giving rise to the suspension and of its nature and anticipated duration. The Parties shall cooperate with each other to find alternative means and methods for the provision of the suspended insurance coverage.

(c) Without limiting the generality of Section 2.08, neither Party shall be under any liability for failure to fulfill any obligation under this Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered, or delayed as a consequence of circumstances of Force Majeure.

Section 5.04 Entire Agreement. This Agreement (including the schedules constituting a part of this Agreement) and any other writing signed by the Parties that specifically references or is specifically related to this Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder.

Section 5.05 Information. Subject to applicable law and privileges, each Party hereto covenants with and agrees to provide to the other Party all information regarding itself and transactions under this Agreement that the other Party reasonably believes is required to comply with all applicable federal, state, county and local laws, ordinances, regulations and codes, including, but not limited to, securities laws and regulations.

Section 5.06 Notices. Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing shall be duly given upon delivery, if delivered by hand, facsimile transmission, or mail (with postage prepaid), to the following addresses:

(a)	If to Blyth, to:

Blyth, Inc.

One East Weaver St.

Greenwich, CT 06831

Attention: Office of the General Counsel

Facsimile: (203) 552-9168

(b)	If to ViSalus, to:

ViSalus, Inc.

340 East Big Beaver Road, Suite 400

Troy, MI 48084

Attention: [            ]

Fax: [            ]

or to such other addresses or telecopy numbers as may be specified by like notice to the other Party.

Section 5.07 Governing Law. This Agreement, including the validity hereof and the rights and obligations of the Parties hereunder, shall be construed in accordance with and shall be governed by the laws of The State of Connecticut applicable to contracts made and to be performed entirely in such State (without giving effect to the conflicts of laws provisions thereof).

Section 5.08 Severability. If any terms or other provision of this Agreement or the Schedules or exhibits hereto shall be determined by a court, administrative agency or arbitrator to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not render the entire Agreement invalid. Rather, this Agreement shall be construed as if not containing the particular invalid, illegal or unenforceable provision, and all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent permitted under applicable law.

Section 5.09 Amendment. This Agreement may only be amended by a written agreement executed by both Parties hereto.

Section 5.10 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same agreement.

Section 5.11 Authority. Each of the Parties represent to the other Party that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.

BLYTH, INC.

By:
Name: Michael Novins
Title: Vice President and General Counsel

VISALUS, INC.

By:
Name
Title: